Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact:

Dwayne D. Hallman
Senior Vice President - Finance
Horace Mann Educators Corporation
(217) 788-5708
www.horacemann.com

HORACE MANN ESTIMATES IMPACT OF

HURRICANES KATRINA AND RITA, LOWERS 2005 EARNINGS ESTIMATE

SPRINGFIELD, Ill., October 13, 2005 — Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from Hurricanes Katrina and Rita will total approximately $29 million to $33 million pretax, net of anticipated reinsurance recoveries. Hurricane Katrina, with estimated gross losses of $65 million to $75 million, represents the largest portion of this cost at approximately $21 million to $23 million pretax, net of anticipated reinsurance. Pretax losses from Hurricane Rita, which occurred in late September, are estimated to be approximately $8 million to $10 million. In addition to these two events, the company estimates third quarter losses of approximately $10 million to $12 million pretax from other catastrophic storms.

These amounts represent the estimated net losses both from claims reported to the company and from future expected claims from policyholders with hurricane damage, as well as estimated reinsurance reinstatement costs following Hurricane Katrina. These estimates are based upon information received through October 11, 2005 on claims that have been settled, on-site evaluations by loss adjusters and loss estimates from catastrophe modeling. Due to the magnitude and complexity of Hurricane Katrina, including limited access to certain portions of the affected areas, the preliminary nature of the information used to prepare the estimate and an uncertain legal and regulatory environment, there can be no assurance that the ultimate costs associated with this and other catastrophic events will not exceed the company’s current estimates. These estimates will be refined as necessary, as additional information becomes available.

Also impacting Horace Mann’s third quarter financial results is the elimination of contingent tax liability amounts related to tax years 1998 through 2001, which were deemed closed as of September 15, 2005. As a result, the company will record a decrease in federal income tax expense of approximately $6.4 million in the third quarter of 2005.

“In addition to the income tax benefit, Horace Mann’s favorable non-catastrophe property and casualty underwriting results in 2005 have continued into the third quarter, and preliminary analysis also indicates continued favorable development of property and casualty claim reserves for prior years,” said Louis G. Lower II, President and Chief Executive Officer.

“Nonetheless, in light of the significant level of catastrophe losses experienced this quarter, we are reducing our estimated 2005 full year net income before realized investment gains and losses to between $1.70 and $1.80 per share, compared to our previous guidance of $1.80 to $1.90 per share,” Lower stated.

Horace Mann is scheduled to announce third quarter financial results on November 2, 2005, at which time further details related to its catastrophe loss estimates and earnings guidance will be provided.

“The devastation experienced by the people effected by these catastrophes is a test of their resilience,” said Lower. “Horace Mann customers can be assured that we are continuing to make every effort to ensure timely and equitable claim settlements.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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